EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Partners, LP, and the effectiveness of Spectra Energy Partner, LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
August 11, 2011